NEWS RELEASE
FOR IMMEDIATE RELEASE                                   Company Contact:
                                                        Stanley J. Musial
                                                        Chief Financial Officer
                                                        (302) 456-6789
                                                        www.sdix.com
                                                        ------------


        Strategic Diagnostics Reports Fourth Quarter and Year-End Results

NEWARK, Del., March 4, 2004 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - a leading provider of antibody products and analytical test kits for the food safety and water quality markets, today reported financial results for the fourth quarter and year ended December 31, 2003.

Revenue for the fourth quarters of both 2003 and 2002 was $6.3 million. The net loss in the fourth quarter of 2003 totaled $1.7 million, including a $3.0 million non-cash charge discussed below, or $0.09 per diluted share, compared to a net loss of $113,000, or $0.01 per diluted share, in the prior year quarter. For the year ended December 31, 2003, revenues were $25.6 million, versus $23.8 million in the prior year, an increase of 7.6%. Net loss for 2003 totaled $854,000, or $0.04 per diluted share, compared to a net loss of $912,000, or $0.05 per diluted share, in the prior year.

Revenues for the water quality category decreased 2% in 2003, to $6.9 million, from $7.0 million in 2002, primarily due to decreasing sales of the Company's remediation and pesticide test kits, which the Company believes was the result of weak general economic conditions in the national land development and construction industries. This decrease was offset by an increase in sales of the Company's Microtox(R) toxicity screening systems during 2003, with over 100 instruments sold during the year, including three instruments sold into the food industry, compared to a total of 69 instruments sold during 2002. The Company is expanding its efforts to market its Microtox(R) test systems to potential customers in the food and beverage industry to screen water as a key product ingredient.

Food safety revenues increased 19% in 2003, to $7.2 million, from $6.0 million in 2002, led by sales of the Company's E. coli O157 testing kits. The Company entered the food pathogen testing market in early 2003 and saw a number of customers in the beef processing industry convert to the Company's E. coli O157 pathogen test from competitive lateral flow E. coli tests. The E. coli test system, which includes both an enrichment media and a rapid assay, continues to display superior sensitivity and specificity to E. coli O157 as compared to competing tests and, as a screening method, allows customers to avoid using slower, more costly methods on the vast majority of their samples.

Also during 2003, the Company released its Salmonella test, which is the most common bacteria test with respect to a wide variety of foods including meats, dairy and processed foods. Customer adoption of the Company's Salmonella test has been slower than expected, which the Company attributes to the breadth and complexity of food matrices in this test segment and well-entrenched competitive assays.

The Company continued its product development efforts with its Listeria product in an effort to ensure compliance with the October 2003 U.S. Department of Agriculture Food Safety and Inspection Service directives regarding environmental testing. The Company wants to ensure, prior to commercial launch of the product, that it has identified and developed the product features and benefits that would deliver greatest advantage to the marketplace in either the enrichment phase, the assay itself or both. The Company's focus with all food pathogen testing products is to give the customer a lower total cost of ownership by providing the required specificity and sensitivity, while enhancing ease of use, time to result and work flow management.

Sales of the Company's products to detect genetically modified (GM) traits increased slightly in 2003 compared to 2002, primarily driven by the Company's increasing penetration into the cottonseed and Brazilian soy testing markets, which was partially offset by the continued reduction in StarLink(TM) test kit sales. Increased testing in the Brazilian market was primarily driven by the government opening its regulations to the planting of genetically modified soy, which it had not allowed previously. Sales of the Company's test kits to detect StarLink(TM) were approximately $1.6 million and $2.2 million in 2003 and 2002, respectively. The Company expects StarLink(TM) test kit sales to continue to decrease in 2004.

In February 2003 the Company released its screening test, known as FeedChek(TM), for the detection of meat and bone meal in animal feed, which is linked to the transmission of BSE, commonly known as mad cow disease. The transmission of mad cow disease is believed to be linked to the use of rendered meat and bone meal as a protein supplement in animal feed. Meat and bone meal made from cattle has been banned for use in cattle feed since 1997 in both Canada and the USA, but it can be used legally in feed for poultry, swine and household pets, none of which are known to contract mad cow disease.

During 2003, cases of "mad cow" were found in the U.S., Canada and Japan. The market and regulatory environment in the U.S., Canada and Japan continues to be in a state of flux. Food, feed and regulatory agencies are looking at the adequacy of current approaches but there have been no significant policy revisions or decisions to date. The Company has met with regulators and industry leaders, and continues to support and participate in policy making discussions around the testing of animal feed.

Antibody revenues increased 11% in 2003, to $11.4 million, from $10.2 million in 2002, primarily due to the attraction of new customers and the growth of sales to existing accounts, which have been among the benefits of the consolidation of the Company's production facilities in Maine, which was completed in 2002.

Contract and other revenue declined to $117,000 in 2003 from $517,000 in 2002, as the Company continued to place greater emphasis on devoting its research and development resources on internal projects, particularly in the food safety category.

Fourth quarter manufacturing expenses were $5.7 million in 2003 compared to $3.6 million in the prior year fourth quarter. For the year, these expenses totaled $14.5 million in 2003 compared to $12.3 million in 2002. Both the fourth quarter 2003 and the 2003 annual manufacturing expenses include a non-cash charge of $3.0 million in connection with the write-down of inventories. This non-cash charge is a result of the Company undertaking a strategic review of its operations in a manner designed to assure that the Company focused its resources on its most promising growth opportunities. The Company's evaluation included, but was not limited to, the efficiency and effectiveness of the Company's sales operations and manufacturing processes, the Company's product offerings and inventory levels, the Company's key channels to market and the size and opportunities within the principal markets targeted by the Company as well as those presented by the Company's existing customer base. The write-down reflects the Company's decision to exit its "catalog" antibody business and to focus on its custom and made-to-order sales of antibody products, and the elimination of inventories of test kit products that are not contributing significantly to revenue or profitability. The goal of this effort was to improve operational and supply chain efficiencies of the Company.

Gross profits (total revenues less manufacturing costs) decreased $369,000, or 3%, to $11.1 million, and gross margins declined to 43.3% in 2003 from 48.1% in 2002. The decline in gross margins is primarily attributable to the non-cash charge of $3.0 million in connection with the write-down of inventories. Excluding the impact of the non-cash charge of $3.0 million in 2003, gross profits would have increased approximately $2.6 million, or 23%, and gross margins would have increased to 55.0% in 2003 from 48.1% in 2002, reflecting the full year savings impact of the consolidation of the California antibody production facility into the Maine location, which was completed in 2002, and by the Company's initiatives taken in the fourth quarter 2002 and early in the first quarter 2003 to consolidate it's former segments, leverage its manufacturing capacity and improve production yields.

Research and development expenses decreased $695,000, primarily due to higher expenses in the prior year associated with the development efforts of the Company's food pathogen and animal feed tests and continued emphasis on devoting research and development resources to internal projects rather than undertaking contract research projects for third parties.

Selling, general and administrative expenses declined $231,000 in 2003 compared to 2002, as the Company took steps to reduce its overall cost structure. Included in the selling, general and administrative expenses of $10.0 million for 2003 is a $605,000 provision for severance and related expenses associated with the Company's termination of its former CEO in May 2003 and COO in late December 2003.

Net interest expense decreased $10,000 in 2003 compared to 2002, due to the lower average debt levels and higher levels of invested cash when comparing 2003 to 2002.

Income tax benefit decreased by $135,000 in 2003 compared to 2002, largely due to the smaller pre-tax loss recorded in 2003 compared to 2002. The Company's annual effective tax rate benefit of 47.2% for 2003 primarily reflects the federal statutory rate of 34%, state taxes, net of federal benefit of 6.9% and research and development credits of 6.1%.

Excluding the non-cash inventory write-down of $3.0 million and the $605,000 provision for severance and related costs, both tax effected at the statutory rate of 39%, the net income for 2003 would have been $1.3 million, or $.07 per diluted share.

Commenting on the 2003 annual results Matthew H. Knight, the Company's President and CEO stated, "The Company made considerable progress in 2003, including the growth in several antibody customer relationships, the introduction and growth of several new products in the food pathogen and the GM trait test arena and an increase in Microtox(R) unit sales. That being said, the Company was disappointed with the impact experienced from the non-cash charge in connection with the write-down of inventories, the decline in remediation and pesticide test kit sales and the continued decline in StarLink(TM) test kit sales. As we look forward to 2004, we are optimistic about the growth opportunities for the Company, including developing new product applications from existing technologies, such as the application of the Microtox(R) technology to the food and beverage industry, introducing new products into the food pathogen testing market, including RapidChek(R) Listeria, and exploring new channels to market, including co-marketing relationships."

In another development, the Company reported that its commercial bank had amended the loan covenants to exclude the impact of up to $3.3 million of charges the Company incurred in the fourth quarter 2003, primarily the non-cash write-down of inventories, and therefore, the Company met the covenant requirements for the fourth quarter 2003.

Conference Call
---------------
The dial-in number for the live conference call will be 877-407-8031 (201-689-8031 outside the U.S.). A live webcast of the conference call will be available on the Company's Web site, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 2:00 p.m. EDT on March 4 through 11:59 p.m. on March
5. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 1628 and conference ID 91560.

About Strategic Diagnostics Inc.
--------------------------------
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. Trait Check(TM), GMO QuickCheck(TM), and GMO Check(TM) are pending trademarks for SDI.

This news release contains certain forward-looking statements reflecting the current expectations of Strategic Diagnostics Inc. and its subsidiaries (the "Company"). These statements include, among others, statements regarding: the Company's intentions with respect to future spending on research and development; the development, market acceptance and sales of tests for food-borne pathogens and related growth media; the size and nature of demand in the markets for the Company's products and related effects on operating results; the need for water quality and toxicity tests; anticipated increases in sales of the Company's Microtox(R) toxicity screening systems; the performance of the Company's testing products; the amount of the Company's contract revenue, sales of the Company's antibodies; anticipated increases in gross margins, timing of new product introductions and other information that may be predictive of future operating results; the Company's ability to reduce operating expenses; and the Company's ability to improve operating results thus enabling it to meet future loan covenants. In addition, when used in this annual report, the words "anticipate," "enable," "estimate," "intend," "expect," "believe," "potential," "may," "will," "should," "project" and similar expressions as they relate to the Company are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers, attraction and retention of management and key employees, adequate supply of raw materials, inability to obtain or delays in obtaining third party approvals, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, the ability to obtain financing and other factors more fully described in the Company's public filings with the U.S. Securities and Exchange Commission.

                STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARY

                       CONSOLIDATED BALANCE SHEETS
             (in thousands, except share and per share data)
                               (unaudited)

                                                                                December 31,
---------------------------------------------------------------------------------------------------
                                                                         2003                2002
---------------------------------------------------------------------------------------------------
 ASSETS
 Current Assets:
      Cash and cash equivalents                                         $ 5,158            $ 2,098
      Receivables, net                                                    3,795              3,956
      Inventories                                                         3,230              6,821
      Deferred tax asset                                                  1,336              1,009
      Other current assets                                                  502                499
---------------------------------------------------------------------------------------------------
         Total current assets                                            14,021             14,383
---------------------------------------------------------------------------------------------------

 Property and equipment, net                                              3,947              4,013
 Other assets                                                                 3                 40
 Deferred tax asset                                                       8,347              7,664
 Intangible assets, net                                                   6,957              7,066
---------------------------------------------------------------------------------------------------
         Total assets                                                   $33,275            $33,166
===================================================================================================

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities:
      Accounts payable                                                  $   788            $ 1,024
      Accrued expenses                                                    1,342                665
      Current portion of long term debt                                     211                211
---------------------------------------------------------------------------------------------------
         Total current liabilities                                        2,341              1,900
---------------------------------------------------------------------------------------------------

 Long-term debt                                                             983              1,212
---------------------------------------------------------------------------------------------------

 Stockholders' Equity
      Preferred stock, $.01 par value, 20,920,648 shares authorized,
         no shares issued or outstanding                                      -                  -
      Common stock, $.01 par value, 35,000,000 shares authorized,
         19,200,488 and 18,937,330 issued and outstanding
         at December 31, 2003 and December 31, 2002, respectively           192                190
      Additional paid-in capital                                         36,140             35,312
      Accumulated deficit                                                (6,262)            (5,408)
      Deferred compensation                                                (192)                 -
      Cumulative translation adjustments                                     73                (40)
---------------------------------------------------------------------------------------------------
         Total stockholders' equity                                      29,951             30,054
---------------------------------------------------------------------------------------------------
         Total liabilities and stockholders' equity                     $33,275            $33,166
===================================================================================================

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

                                            STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARY

                                              CONSOLIDATED STATEMENTS OF OPERATIONS
                                         (in thousands, except share and per share data)
                                                           (unaudited)

                                                              Three Months                           Twelve Months
                                                           Ended December 31,                      Ended December 31,
------------------------------------------------------------------------------------        ---------------------------------
                                                        2003                2002                2003                 2002
--------------------------------------------------------------         ------------         ------------         ------------
 NET REVENUES:
--------------------------------------------------------------         ------------         ------------         ------------
       Product related                            $      6,270         $      6,305         $     25,466         $     23,264
       Contract and other                                    -                   37                  117                  517
--------------------------------------------------------------         ------------         ------------         ------------
             Total net revenues                          6,270                6,342               25,583               23,781
--------------------------------------------------------------         ------------         ------------         ------------
 OPERATING EXPENSES:
       Manufacturing                                     5,749                3,604               14,511               12,340
       Research and development                            617                  850                2,603                3,298
       Selling, general and administrative               2,778                2,339               10,046               10,277
--------------------------------------------------------------         ------------         ------------         ------------
             Total operating expenses                    9,144                6,793               27,160               25,915
--------------------------------------------------------------         ------------         ------------         ------------

             Operating loss                             (2,874)                (451)              (1,577)              (2,134)

 Interest expense, net                                      (6)                   1                  (40)                 (50)

 Gain on sale of assets                                      -                    -                    -                  374
--------------------------------------------------------------         ------------         ------------         ------------

Loss before taxes                                       (2,880)                (450)              (1,617)              (1,810)
--------------------------------------------------------------         ------------         ------------         ------------

             Income tax benefit                         (1,216)                (337)                (763)                (898)
--------------------------------------------------------------         ------------         ------------         ------------

 Net loss                                               (1,664)                (113)                (854)                (912)
--------------------------------------------------------------         ------------         ------------         ------------

 Basic net loss per share                         $      (0.09)        $      (0.01)        $      (0.04)        $      (0.05)
==============================================================         ============         ============         ============

 Shares used in computing basic
       net loss per share                           19,122,000           18,937,000           18,999,000           18,419,000
==============================================================         ============         ============         ============

 Diluted net loss per share                       $      (0.09)        $      (0.01)        $      (0.04)        $      (0.05)
==============================================================         ============         ============         ============

 Shares used in computing diluted
       net loss per share                           19,122,000           18,937,000           18,999,000           18,419,000
==============================================================         ============         ============         ============

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                       Use of Non-GAAP Financial Measures
     in Strategic Diagnostics Inc. 2003 Earnings Release and Reconciliation to the Most Directly Comparable GAAP Financial Measures

                 The Company added back the items below because they are outside of our normal operations. The Company believes the inclusion of such non-GAAP measures helps investors to gain a better understanding of our core operating results, consistent with how management measures the Company's performance, especially when comparing such results to previous periods, including 2002 when the Company had a net loss of $912,000.


                                                                      Twelve Months
                                                                 Ended December 31, 2003
                                                                  (in thousands, except
                                                                     per share data)
----------------------------------------------------------------------------------------
Net loss, as reported                                                           $  (854)
  Add: Inventory write-down of $3.0 million, net of
  related tax effect at 39%                                                       1,810

  Add: Severance costs of $605,000, net of related tax
  effect at 39%                                                                     369

----------------------------------------------------------------------------------------
Pro forma net income                                                            $ 1,325
========================================================================================

Earnings (loss) per share:

Basic--as reported                                                              $  (0.04)
========================================================================================

Basic--pro forma                                                                $   0.07
========================================================================================

Diluted--as reported                                                            $  (0.04)
========================================================================================

Diluted--pro forma                                                              $  0.07
========================================================================================
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